Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 8, 2014 (except for Note 2(h), 7, 9, 10, 12, 13 and 14, as to which the date is XX, 2014), with respect to the financial statements of Polypid Ltd. included in the Registration Statement on Form F-1 and related Prospectus of Polypid Ltd., dated XX, 2014.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
XX, 2014	A Member of Ernst & Young Global

The foregoing report is the form that will be signed upon completion of the 4.65-for-1 share reversed split described in Note 14(d) to the financial statements.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
October 31, 2014	A Member of Ernst & Young Global